SEC 1473   Potential persons who are to respond to the collection
(7-97) of information contained in this form are not required to respond unless the form displays a currently valid
           OMB control number.


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Form 3                      Washington, DC 20549              OMB APPROVAL
                                                          OMB Number: 3235-0104
                                                          Expires: October
                                                          31, 2001
                    INITIAL STATEMENT OF BENEFICIAL       Estimated average
                       OWNERSHIP OF SECURITIES            burden hours per
                                                          response  0.5

         Filed pursuant to Section 16(a) of the Securities
         Exchange Act of 1934, Section 17(a) of the Public
        Utility Holding Company Act of 1935 or Section 30(f)
               of the Investment Company Act of 1940



(Print or Type Responses)

1. Name and Address       2. Date of Event        4. Issuer Name and Tickler
   Person*                   (Month/Day/Year)        Symbol

  Johnson Robert P            April 27, 1998         AEI Income & Growth Fund
                                                     XXII Limited Partnership

(Last) (First)  (Middle)                            (No symbol-not traded)

                          3. I.R.S.               5. Relationship of Reporting      6. If Amendment
 1300  MN World Trade Ctr    Identification          Person(s) to Issuer               Date of
                             Number of               (Check all applicable)            Original
  30 E 7th Street            Reporting                                                 (Month/Day/Year)
                             Person, if an
       (Street)              entity (voluntary)      [X] Director   [ ] 10% Owner
                                                                                    7. Individual or
Saint Paul, MN  55101                                [X] Officer    [X] Other          Joint/Group
                                                         (give title    (specify       Filing (Check
(City)  (State)  (Zip)                                   below)         below)         Applicable Line)

                                                        President & Director of
                                                        Managing GP;                   [X] Form filed
                                                        Individual General Partner         by one
                                                                                           Reporting
                                                                                           Person

                                                                                       [ ] Form filed by
                                                                                           More than One
                                                                                           Reporting
                                                                                           Person


             Table I - Non-Derivative Securities Beneficially Owned


1. Title of Security   2. Amount of Securities   3. Ownership Form:   4. Nature of
   (Instr. 4)             Beneficially Owned        Direct (D) or        Indirect
                          (Instr. 4)                Indirect (I)         Beneficial
                                                    (Instr. 5)           Ownership
                                                                         (Instr. 5)
Limited Partnership
 Company Units              None                      None                 None

Managing General
 Partner Interest           100%                       I                  By AEI Fund
                                                                          Management XXI Inc(1)

Individual General
 Partner Interest           100%                       D


(1) Mr. Johnson is President, Sole Director and Sole Shareholder of such Entity.



Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of      2. Date Exer-      3. Title and Amount  4. Conver-   5. Owner-      6. Nature of
   Derivative       cisable and        of Securities        sion or      ship           Indirect
   Security         Expiration         Underlying           Exercise     Form of        Beneficial
   (Instr. 4)       Date               Derivative           Price of     Deriv-         Ownership
                    (Month/Day/Year)   Security             Deri-        ative          (Instr. 5)
                                       (Instr. 4)           vative       Securities:
                                                            Security     Direct (D)
                    Date      Expira-   Title   Amount                   or Indirect
                    Exer-     tion              or                       (I)
                    cisable   Date              Number                   (Instr. 5)
                                                of
                                                Shares


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Explanation of Responses:


         AEI Fund Management XXI, Inc       9/10/01

         By: /s/ Mark E Larson
         Its:  CFO

         **Signature of Reporting            Date
                  Person



* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C.
    1001 and 15 U.S.C. 78ff(a).